EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-8 with respect to the 1998 Long-Term Incentive Plan of NL Industries, Inc. (the "Company") of our report dated February 11, 1998, which includes an explanatory paragraph for the 1997 change in accounting for environmental remediation costs in accordance with Statement of Position 96-1, on our audits of the consolidated financial statements and financial statement schedules of the Company as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, which report is included in the Company's annual report on Form 10-K filed March 23, 1998.



                                               /s/ PricewaterhouseCoopers LLP

Houston, Texas
October 13, 1998